Exhibit 5.1

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

January 24, 2018

Biocept, Inc.

5810 Nancy Ridge Drive, Suite 150

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Biocept, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-221648) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a public offering of 30,000,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”) and 30,000 shares (the “Preferred Shares”, and together with the Common Shares, the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 (the “Preferred Stock”,) convertible into 30,000,000 shares of Common Stock (the “Conversion Shares”), plus warrants (the “Warrants”) to purchase up to an aggregate of 30,000,000 shares of Common Stock (the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the form of Warrant, the Company’s Certificate of Incorporation, as amended, its Amended and Restated Bylaws and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In addition, we have assumed that the Board of Directors of the Company or a pricing committee thereof has taken action to set the sale price of the Shares and the exercise price of the Warrants and that the Certificate of Designation of Preferences, Rights and Limitations for the Preferred Stock has been filed with the Secretary of State of the State of Delaware. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Biocept, Inc.

January 24, 2018

Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

With respect to the Conversion Shares and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Conversion Shares or the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Preferred Shares and the Warrants, of the Company may cause the Conversion Shares to be convertible and the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Conversion Shares, when issued in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and non-assessable, (iii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus will be valid and binding obligations of the Company, and (iv) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Biocept, Inc.

January 24, 2018

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Charles J. Bair
Charles J. Bair

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM